EXHIBIT 99.1

FOR IMMEDIATE RELEASE

e.DIGITAL PATENT REEXAMINATION UPDATE

(SAN DIEGO, CA, – April 4, 2012) – e.Digital Corporation (OTCBB: EDIG), a leading innovator of dedicated portable entertainment systems and patented flash memory-related technology, today reported that it will request amendment of its patent US 5,491,774 in response to a rejection of certain claims from the United States Patent and Trademark Office (USPTO) which was recently received. As is customary, e.Digital expects to incorporate modifications to certain rejected claims while leaving a majority of US 5,491,774 claims unchanged. The Company expects, but cannot assure, that the planned modifications will overcome the rejection and further believes the modifications could clarify and strengthen its ability to enforce future infringement of US 5,491,774.

A copy of the USPTO action, “Reexam-Final Rejection”, can be found on the USPTO Public PAIR website, http://portal.uspto.gov/external/portal/pair, by referencing application number 90/011,302.

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About e.Digital Corporation: For more than 20 years, e.Digital's ideas and inventions have impacted the evolution of consumer products. Today, e.Digital innovations, including its Flash-R™ portfolio of flash memory-related patents, are essential to many portable consumer electronic products. The Company pioneered dedicated portable in-flight entertainment systems and more than 30 airlines have made e.Digital powered products their in-flight entertainment choice. For more information about e.Digital, please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development, expected future developments and other factors that we believe are appropriate under the circumstances. These forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the Company operates. Actual outcomes and results may differ materially from what is expressed or implied by the forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update these or any forward-looking statements, except as otherwise specifically stated by it.

CONTACT: e.Digital Corporation: Investor Relations, (858) 304-3016 ext. 205, ir@edigital.com